SERVICES AGREEMENT

This agreement (the "Agreement") is entered into on June 1, 2009 in order to induce Ronald Garner to perform substantially all of the following services (hereinafter "Services") for American Scientific Resources, Inc. ("Participant").

A. **Services**.

- Participant will be introduced to Ronald Garner's broker dealer, market maker, investment bank and institutional relationships.
- Mr. Garner may contract, manage and coordinate with additional firms in an effort to maximize shareholder development and market awareness and deliver the services through multiple marketing channels.
- Interviewing key executives one-on-one by Mr. Garner or another financial reporter. A press release shall be approved and issued by the Participant over the major news and financial newswires directing investors to the Participant's section of Mr. Garner's website which will list a brief profile, key products and services that Participant offers, and have all of the latest Participant press releases.
- Up to eight (8) interviews.
- Direct e-mail to targeted opt-in interest-based groups.
- Daily access to a personal shareholder communications manager.
- Mr. Garner will assist Participant with the development of a Press Release plan, including drafting individual press releases and publishing such releases with newswire services. Newswire service charges shall be paid by Participant.
- A corporate fact sheet will be distributed via e-mail to AudioStocks.com opt-in users.
- Posting of Participant corporate documents on the AudioStocks website.
- Posting of Participant logo, executive photographs and biographies.
- Mr. Garner shall provide Participant with reports, enabling Participant to track visitors to the his websites. Mr. Garner will track the number of people that have either visited Participant's links, the specific titles of and numbers of press releases that have been accessed, and the number of people that have requested information about Participant.
- Mr. Garner or an assigned member of his team will act as the Participant's shareholder communications account executive. The account executive will be in charge of managing the day-to-day aspects of the AudioStocks strategy, including receiving telephone inquiries about Participant and following up with those parties that have made inquiries.
- We will assist Participant in improving its positioning on internet search engines by focusing on a limited set of keywords. Participant shall provide Mr. Garner with all necessary collateral for the execution of this task.

B. **Consideration**. In consideration of AudioStocks, Inc. providing the aforementioned Services, Participant shall tender payment(s) (hereinafter referred to as "Compensation") as follows:

No. of Shares/Dollars **Due Date**

_____ Ronald Garner _____ Participant

Tradable Participant Common Stock	WAIVED	WAIVED
Restricted Participant Common Stock	8,000,000 shares	On or before June 8, 2009
Quarterly Cash Payments	$2,500	On or before June 8, 2009
Warrants (3-year, $ 0.0015 strike price)	8,000,000	On or before June 8, 2009

C. **Term of the Agreement**. This Agreement shall commence on the date first set forth above and shall terminate 360 days thereafter.

D. **Other Terms**. Once Compensation has been issued and tendered (and physically received by Mr. Garner), such Compensation shall be irrevocable and considered earned, due and payable to Mr. Garner, without any security interests, liens, claims or other encumbrances. Compensation shall be issued to Mr. Garner pursuant to a valid Participant Board of Directors resolution. Mr. Garner does not offer any refunds subsequent to Mr. Garner commencing performance under this Agreement. Any dispute arising in connection with this Agreement shall be resolved by litigation filed in Superior Court in the County of San Diego, State of California. Any such litigation shall be adjudicated in accordance with the laws of the State of California ***in a "bench trial" before a judge***. **Both Mr. Garner and Participant expressly waive their right to a jury trial**.

E. **Registration Rights**. Not less than one hundred percent (100%) Compensation tendered to Mr. Garner or its principals or agents shall be registered in any legally permissible registration statement filed by the Participant. Participant shall pay for all costs and fees associated with the registration of any Mr. Garner common shares, including common shares held by Mr. Garner's affiliates and agents.

F. **Necessary Acts**. Each party to this Agreement agrees to perform any additional acts that are reasonably necessary to carry out the provisions of this Agreement.

G. **Transfer Agent Instructions**. Participant shall perform any additional acts that are reasonably necessary to carry out the subsequent split to additional parties of any certificates issued to Audiostocks, Inc. as Compensation under this Agreement.

H. **Costs**. Participant aggress to pay to Mr. Garner, in addition to the Compensation described in Section B herein, all costs and expenses incurred in performing services described in this Agreement. Such costs and expenses may include, without limitation, telephone, messenger, delivery, postage, computer research, travel related expenses such as parking, airfare, meals, and hotel, photocopying and other such reproduction charges and other similar items. Mr. Garner shall be obligated to confer with the Participant prior to any expenditure in excess of $500.00 in the aggregate.

RG Ronald Garner

CT Participant

I. **Covenant to Issue Opinion Letter**. On demand and at no cost to Mr. Garner, Participant hereby agrees to order and deliver to Mr. Garner, any opinion letter related to the sale of restricted stock pursuant to the provisions of Rule 144 of the Securities Act of 1933.

J. **Covenant Not to Stop or Delay Transfer**. Participant hereby covenants and promises that it shall not issue a stop transfer order on any Compensation, and that it shall not otherwise impede, delay or commence any action that would delay the transfer or the ultimate sale, resale or delivery of any common shares, including restricted common shares, underlying the Compensation.

K. **Execution of the Agreement**. Mr. Garner and the party executing this Agreement on behalf of the Participant represent and warrant that they have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated herein. All lawfully required corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by Participant and of this Agreement. This Agreement has been duly and validly executed and delivered by Participant and constitutes the valid and binding obligations of Participant, enforceable in accordance with the aforementioned terms. Upon delivery of this Agreement to Mr. Garner, this Agreement will constitute the valid and binding obligations of Participant, and will be enforceable in accordance with their respective terms. **Participant warrants that it has consulted with an independent attorney of its own choosing, representing Participant's interests, and after such consultation, has executed this Agreement below.**

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME. Please Fax to 760-804-8845.

Agreed to:

Ronald Garner

Printed Name

Ronald Garner

For American Scientific Resources, Inc.

Printed Name
Title

Christopher F. Tirotta
Chief Executive Officer